Exhibit 5.1
[Porter Wright Morris & Arthur LLP Letterhead]
May 25, 2011
DSW Inc.
810 DSW Drive
Columbus, Ohio 43219

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel for DSW Inc., an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-4, filed May 25, 2011 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”) and pursuant to Rule 462(b) under the Act, covering an additional 5,437 class A common shares, without par value (the “Shares”), to be issued pursuant to the Agreement and Plan of Merger, dated as of February 8, 2011 (the “Merger Agreement”), as amended, among the Company, DSW MS LLC, an Ohio limited liability Company and a wholly owned subsidiary of the Company (“Merger Sub”), and Retail Ventures, Inc., an Ohio corporation.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In that connection, we have reviewed originals or copies certified or otherwise identified to our satisfaction of such documents, certificates, corporate records, opinions and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.
     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to any facts material to the opinions hereinafter expressed which we did not independently establish or verify, we have relied, to the extent we deem such reliance proper and without independent investigation, upon certificates, statements and representations of officers and other representatives of the Company and upon certificates of public officials.
     Based upon and subject to the foregoing, it is our opinion that when (i) the Registration Statement becomes effective under the Act, (ii) the merger contemplated by the Merger Agreement is completed in accordance with the Merger Agreement, and (iii) the Shares have been registered in the names of the holders as contemplated by the Merger Agreement, the issuance of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.
     We are opining herein only as to the effect of the federal laws of the United States, the law of the State of Ohio, including the statutory provisions, all applicable provisions of the Ohio constitution and reported judicial decisions interpreting those laws. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinion set forth in this letter is based upon the facts in existence and laws in effect on the date hereof, and we expressly disclaim any obligation to update our opinion herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof. This opinion letter is solely for the benefit of the addressee hereof in connection with the filing of the Registration Statement and may not be used, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the related registration statement No. 333-172631. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Porter Wright Morris & Arthur, LLP